Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Target Corporation of our report dated June 17, 2015, with respect to the financial statements and schedules of the Target Corporation 401(k) Plan and the Target Corporation Ventures 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.
Registration Statement Form S-8 Nos. 033-66050 pertaining to the Dayton Hudson Corporation 401(k) Plan; 333-27435 pertaining to the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan; 333-103920, 333-131083, and 333-153250 pertaining to the Target Corporation 401(k) Plan; and 333-196026 pertaining to the Target Corporation Ventures 401(k) Plan.

/s/ Ernst & Young, LLP
Minneapolis, Minnesota
June 17, 2015

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